Exhibit 99.2
PRESS RELEASE
FOR IMMEDIATE RELEASE

November 5, 2008	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. ANNOUNCES SHARE REPURCHASE PROGRAM
Repurchase Authority for up to 3 Million Shares
QUINCY, IL — (November 5, 2008) — Gardner Denver, Inc. (NYSE: GDI) today announced that its Board of Directors has authorized a new share repurchase program to acquire up to 3 million shares of its outstanding common stock, representing approximately 6 percent of the shares currently outstanding. This program replaces a previous repurchase program announced in November 2007 under which the Company acquired 2.7 million shares authorized thereunder. The Company expects to fund its new repurchase program primarily with net cash provided by operating activities. The timing and amount of repurchases will vary based upon market conditions, corporate requirements, and other factors. All common stock acquired will be held as treasury stock and will be available for general corporate purposes.
“Our new share repurchase program illustrates Gardner Denver’s confidence in our ability to continue to generate strong and reliable cash flows from operating earnings,” said Barry L. Pennypacker, President and CEO of Gardner Denver. “We are committed to increasing total shareholder returns and believe our new share repurchase program will allow us to efficiently return excess cash to our shareholders while maintaining the flexibility to invest in organic growth initiatives and strategic acquisitions.”
Share repurchases will be made in accordance with applicable securities laws and may be limited or discontinued at any time without prior notice. The Company’s authorization allows for repurchases in the open market or in private transactions.
About Gardner Denver
Gardner Denver, Inc., with 2007 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to repurchase shares of its common stock and the Company’s financial ability and sources to fund the stock repurchase program. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company’s intentions with regards to the share repurchase program may be affected by a number of factors including market conditions, the market price of the Company’s stock, general business conditions and alternative needs and uses of the Company’s cash resources. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Form 10-Q for the quarter ended June 30, 2008. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
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